Exhibit 99.1

Analyst Contacts: Max Kuniansky, (702) 402-5627

Britta Carlson, (702) 402-5624

Media Contact: Karl Walquist, (775) 834-3891

NV Energy Reports Fourth Quarter and Full Year 2012 Results; Announces 2013 Earnings Guidance

Highlights:

•	Favorable fourth quarter results despite mild weather

•	12-month results in line with earnings guidance

•	Outlook: stable earnings, sustained free cash flow

LAS VEGAS, February 22, 2013 – NV Energy, Inc. (NYSE: NVE) today announced financial results for the three and 12 months ended December 31, 2012 as shown in the table below.

NV Energy, Inc.

Consolidated Results

Periods Ended December 31,

	Net Income (Loss)
	($ in millions)		EPS (diluted)
	2012	2011	2012	2011
Three Months	$17.2	$(25.2)	$0.07	$(0.11)
12 Months	$321.9	$163.4	$1.35	$0.69

Key factors contributing to the improved results for the fourth quarter included:

•	a rate decision by the Public Utilities Commission of Nevada which became effective January 1, 2012;

•	lower interest expense; and

•	regulatory adjustments and reserves in the fourth quarter of 2011 ($20.9 million pre-tax) that did not recur in 2012.

These positive factors were partially offset by milder weather compared to the fourth quarter of 2011. For further information regarding drivers of financial results, see the earnings report to the financial community posted on www.nvenergy.com.

“Earnings for the year were $1.35 per share, in line with our guidance,” said Michael Yackira, president and chief executive officer of NV Energy, Inc. Management’s most recently announced earnings guidance range was between $1.30 and $1.40 per share for calendar year 2012. “In the year ahead, we will enhance our customer-oriented programs, in particular NV Energize and other tools to empower customers to manage their energy usage. We’ll also maintain our focus on controlling costs. These efforts, combined with other initiatives to provide safe, reliable, affordable energy, will drive our success in 2013.”

Other notable accomplishments include:

•	increased the common stock dividend 12% on February 7, 2013, following a 31% increase in May 2012;

•	reduced debt by over $120 million since year-end 2011;

•	recommenced tower construction for the One Nevada (ON Line) transmission project;

•	provided over 90% of customers with smart meters through the NV Energize initiative; and

•	expanded the renewable energy portfolio by more than 300 megawatts since year-end 2011.

Announcing 2013 Earnings Guidance

“Hot weather aided earnings and cash flow in 2012,” Mr. Yackira said. “This year, we expect to earn between $1.25 and $1.35 per diluted share. Our guidance for 2013 assumes normal weather. Both last year’s results and this year’s guidance are consistent with our belief that we are in a period of stable earnings and sustained free cash flow. This should enable us to deliver dividend growth of about 10 percent until we reach a payout ratio of 60 to 65 percent, while strengthening our capital structure and considering potential investments.”

Key factors expected to drive financial results in 2013 are shown in the earnings report to the financial community posted on www.nvenergy.com this morning.

Webcast Scheduled for 7 a.m. PST today, Friday, February 22, 2013

Senior management of NV Energy will review the company’s 2012 financial results, 2013 earnings guidance and other matters during a conference call and live webcast today, Friday, February 22, at 7 a.m. Pacific Standard Time.

The webcast will be accessible on the NV Energy website at www.nvenergy.com. A taped replay will remain on the company’s website for approximately 30 days. To listen to the replay by telephone, call (800) 475-6701. International callers should dial (320) 365-3844. Use the conference call access code 276762.

Headquartered in Las Vegas, NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a combined service territory of nearly 46,000 square-miles, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada and nearly 40 million tourists annually.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the future performance of NV Energy, Inc. and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy. Forward-looking statements include earnings guidance and estimates or forecasts of operating and financial metrics. These statements reflect current expectations of future conditions and events and as such are subject to a variety of risks, uncertainties and assumptions that could cause actual results to differ materially from current expectations. These risks, uncertainties and assumptions include, but are not limited to, NV Energy Inc.’s ability to maintain access to the capital markets, NV Energy Inc.’s ability to receive dividends from its subsidiaries, the financial performance of NV Energy Inc.’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy, and the discretion of NV Energy Inc.’s Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in NV Energy Inc.’s and its subsidiaries’ financing agreements. For Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy, these risks and uncertainties include, but are not limited to, future economic conditions both nationally and regionally, changes in the rate of industrial, commercial and residential growth in their service territories, their ability to procure sufficient renewable energy sources in each compliance year to satisfy the Nevada Renewable Energy Portfolio Standard, changes in environmental laws and regulations, construction risks, including but not limited to those associated with the ON Line project, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, employee workforce factors, unseasonable weather, drought, wildfire and other natural phenomena, explosions, fires, accidents, mechanical breakdowns that may occur while operating and maintaining an electric and natural gas system, their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company d/b/a NV Energy, financial market conditions, and unfavorable rulings in their pending and future regulatory filings. Further risks, uncertainties and assumptions that may cause actual results to differ from current expectations pertain to weather conditions, customer and sales growth, plant outages, operations and maintenance expense, depreciation and allowance for funds used during construction, interest rates and expense, cash flow and regulatory matters. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of NV Energy, Inc., Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy are contained in their Annual Reports on Form 10-K for the year ended December 31, 2011, and quarterly reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012, and September 30, 2012 each filed with the Securities and Exchange Commission. NV Energy Inc., Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

NV ENERGY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in Thousands, Except Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
OPERATING REVENUES	$600,571	$609,597	$2,979,177	$2,943,307

OPERATING EXPENSES:
Fuel for power generation	164,445	160,665	565,381	680,585
Purchased power	117,105	115,202	603,999	633,874
Gas purchased for resale	27,861	37,402	74,352	125,155
Deferred energy	(76,443)	(39,655)	(106,728)	(83,333)
Energy efficiency program costs	20,068	20,490	96,677	43,537
Other operating expenses	105,292	102,996	412,372	411,115
Maintenance	33,535	29,990	109,725	103,307
Depreciation and amortization	95,950	91,492	377,640	357,937
Taxes other than income	16,239	14,331	60,696	60,465

Total Operating Expenses	504,052	532,913	2,194,114	2,332,642

OPERATING INCOME	96,519	76,684	785,063	610,665

OTHER INCOME (EXPENSE):
Interest expense (net of AFUDC-debt: $2,014, ($1,653), $7,493 and $8,718)	(73,322)	(89,992)	(299,484)	(328,710)
Interest income (expense) on regulatory items	(1,518)	(566)	(7,721)	(4,115)
AFUDC-equity	2,480	(1,981)	9,146	10,873
Other income	4,987	4,207	24,299	10,558
Other expense	(10,856)	(25,324)	(22,765)	(48,924)

Total Other Income (Expense)	(78,229)	(113,656)	(296,525)	(360,318)

Income (Loss) Before Income Tax Expense	18,290	(36,972)	488,538	250,347

Income tax expense (benefit)	1,126	(11,724)	166,592	86,915

NET INCOME (LOSS)	17,164	(25,248)	321,946	163,432

Other comprehensive income (loss):
Change in compensation retirement benefits liability and amortization (Net of taxes $1,084, $1,504, $838 and $202)	(2,062)	(2,775)	(1,598)	(357)
Change in market value of risk management assets and liabilities (Net of taxes ($72), $369, $283 and $369)	129	(686)	(539)	(686)

OTHER COMPREHENSIVE INCOME (LOSS)	(1,933)	(3,461)	(2,137)	(1,043)

COMPREHENSIVE INCOME (LOSS)	$15,231	$(28,709)	$319,809	$162,389

Amount per share basic and diluted
Net income (loss) per share - basic	$0.07	$(0.11)	$1.37	$0.69
Net income (loss) per share - diluted	$0.07	$(0.11)	$1.35	$0.69

Weighted Average Shares of Common Stock Outstanding - basic	235,404,790	235,999,750	235,840,558	235,847,596

Weighted Average Shares of Common Stock Outstanding - diluted	237,987,115	238,365,115	237,883,881	237,767,071

Dividends Declared Per Share of Common Stock	$0.17	$0.13	$0.64	$0.49